Exhibit 99.2
Vacasa Appoints Bruce Schuman as New Chief Financial Officer

PORTLAND, Ore. (May 9, 2023) — Vacasa, Inc. (Nasdaq: VCSA), North America’s leading vacation rental management platform, today announced the appointment of Bruce Schuman as Chief Financial Officer, effective June 1, 2023. Schuman will succeed Jamie Cohen, who is stepping down to pursue other opportunities. To facilitate an orderly succession and transition, Cohen will remain available for transition consultation services with the company through October 1, 2023. The transition was not the result of any disagreements between Cohen and Vacasa.

Schuman joins Vacasa with nearly 30 years of financial leadership experience within the technology sector. Most recently, Schuman served as the CFO of Kiavi, Inc., one of the nation’s largest technology-driven real estate lenders. Prior to Kiavi, Schuman spent more than 25 years at Intel Corporation, where he served as the financial lead for various business units, including, most recently, as the VP and CFO of Intel Capital.

“I’m thrilled to welcome Bruce to Vacasa,” said Rob Greyber, CEO of Vacasa. “Bruce has successfully led financial functions at one of the world’s most transformative technology companies and has also helped growth businesses develop financial and operating rigor as they scaled. Bruce will round out a leadership team at Vacasa focused on driving profitable growth, improving customer-centric execution and unlocking Vacasa’s long-term potential.”

“I am excited to join Vacasa, a company with enormous potential to further transform the vacation rental industry,” said Schuman. “I’ve seen first-hand how technology can simplify and elevate customer experiences and am looking forward to working with Rob and the talented executive team as we continue to bring technology-enabled hospitality and service to Vacasa’s homeowners and guests.”

Cohen has served as Vacasa’s CFO since joining the company in March of 2021, building out its core finance functions and overseeing its business combination with TPG Pace Solutions Corp. that resulted in Vacasa becoming a publicly traded company.

“I want to thank Jamie for her hard work over the last couple of years and the valuable role she has played during her time with the company, especially in leading Vacasa into the public markets. It has been a pleasure having her on the team, and I wish her only the best in her future endeavors,” said Jeff Parks, Chairman of Vacasa’s board of directors.

About Vacasa
Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes across more than 500 destinations in the United States, Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo.

For more information, visit https://www.vacasa.com/press.

Press Contact
pr@vacasa.com